Exhibit 4.1

Number	No. of Shares

TEXTAINER GROUP HOLDINGS LIMITED

INCORPORATED IN BERMUDA UNDER THE COMPANIES ACT 1981

COMMON SHARES

OF

ONE U.S. CENT PAR VALUE

THIS IS TO CERTIFY:

That                              is the owner of                      common shares of TEXTAINER GROUP HOLDINGS LIMITED of par value one U.S. cent each, fully paid and non-assessable.

WITNESS the Signatures of its duly authorized agents.

DATED in              this      day of

The above shares are subject to the Memorandum of Association and Bye-Laws of the Company and transferable in accordance therewith.

Director	Director/Secretary

CERTIFICATE

FOR

COMMON SHARES

TEXTAINER GROUP HOLDINGS LIMITED

ISSUED TO

DATED

For Value Received, I (we) hereby sell, assign and transfer unto

Common Shares represented by the within Certificate.

Dated 20
In presence of